Exhibit 99.1

Pier 1 Imports, Inc. Reports Fourth Quarter and Fiscal Year 2014 Financial Results

Provides Fiscal 2015 Full Year Financial Outlook; Updates Three Year Growth Plan;

Announces the repurchase of 14.6 million shares; New $200 Million Share Repurchase Authorization;

Commences Transaction to Secure $200 Million Senior Secured Term Loan

FORT WORTH, Texas--(BUSINESS WIRE)--April 10, 2014--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the 13-week and 52-week periods of fiscal 2014 ended March 1, 2014. The fourth quarter and full year of fiscal 2013 included 14 weeks and 53 weeks of results, respectively. Except where indicated, the following comparisons are of the 13-week and 52-week periods ended March 1, 2014, to the 14-week and 53-week periods ended March 2, 2013.

Fiscal 2014 Financial Highlights

  Total sales increased 3.9%; Comparable store sales rose 2.4% on a 52-week basis
  E-Commerce sales represented 4% of total sales
  Gross profit of $745.6 million, or 42.1% of sales
  Earnings per share of $1.01
  Repurchased $203.9 million of the Company’s shares in fiscal 2014; $90.3 million subsequent to year-end
  Distributed $21.7 million to shareholders through quarterly cash dividends

Fiscal 2014 Operating Highlights

  Implemented new point-of-sale system
  Re-branded and re-launched ‘Express Request’ special order program
  Upgraded information technology and systems in support of ‘1 Pier 1’
  Enhanced existing store portfolio and opened 27 new locations
  Named Executive Vice President – Marketing
  Rolled out in-home delivery

“Fiscal 2014 was a transformational year for Pier 1 Imports,” stated Alex W. Smith, President and Chief Executive Officer. “Through our ‘1 Pier 1’ strategy we have evolved our operating model from a broad and productive portfolio of Pier 1 Imports stores to a true omni-channel retail business. During the year we added new functionality and services to our e-Commerce capabilities and began positioning our stores as facilitators and ambassadors for Pier1.com. We are working hard to improve the Pier 1 Imports brand experience in every way – strengthening our store portfolio with new and relocated stores and continually enhancing our ability to provide customers with a seamless shopping experience. As a testament to the early success of ‘1 Pier 1’, e-Commerce delivered 4% of total sales in its sophomore year – well on its way to achieving our targeted sales contribution of 10% by the end of fiscal 2016.”

“As we previously reported, we concluded the year with a difficult fourth quarter – due to an unusually high number of snowstorms which impacted approximately two-thirds of our selling days in many of our key markets. However, our teams executed extremely well through the holidays, and we are pleased and proud of their hard work and dedication during our most critical selling period of the year.”

“We have a strong track record of delivering growth and shareholder value,” added Mr. Smith. “In fiscal 2014, we distributed cash dividends totaling $22 million and repurchased a significant portion of our shares outstanding. We are highly confident that we have the right plans, infrastructure and talent to drive sales, improve profitability and capture market share in our new fiscal year. We are in the best shape strategically we have ever been, and we are excited to see new and existing customers respond so positively to ‘1 Pier 1’ – which provides them with more product choices and makes their shopping easier and more enjoyable. Indeed, in fiscal 2015 we’re anticipating a comparable company sales increase in the high single-digits and earnings per share growth of 15% to 23%. We expect growth to be driven by our ‘1 Pier 1’ strategy, expanded product assortments and increased customer engagement. With the spring season officially underway, we are enthusiastic about the strong customer response to our merchandise – including our latest seasonal offerings – and believe the business is well positioned to regain momentum.”

Fiscal Year Results

For the fiscal year ended March 1, 2014, net income for the 52-week period was $107.5 million, or $1.01 per share, compared to $129.4 million, or $1.20 per share in the 53-week period ended March 2, 2013. The Company estimates that the 53rd week of fiscal 2013 contributed $29 million to net sales and approximately $0.03 to earnings per share. Total sales for the 52-week year ended March 1, 2014 increased 3.9% to $1.772 billion, from $1.705 billion in the 53-week period last fiscal year. On a 52-week basis, comparable store sales for fiscal 2014 increased 2.4% versus an increase of 7.5% for fiscal 2013.

Gross profit increased to $745.6 million, or 42.1% of sales, compared to $743.1 million, or 43.6% of sales, in fiscal 2013.

Selling, general and administrative expenses were $531.2 million, or 30.0% of sales, compared to $513.1 million, or 30.1% of sales a year ago.

Full year fiscal 2014 EBITDA (earnings before interest, taxes, depreciation and amortization) was $215.4 million compared to $232.0 million in the prior year. Operating income was $175.5 million compared to $199.0 million in fiscal 2013.

Fourth Quarter Results

For the fourth quarter ended March 1, 2014, net income for the 13-week period was $42.6 million, or $0.41 per share, compared to $61.7 million, or $0.58 per share in the 14-week period ended March 2, 2013. Non-GAAP adjusted net income in the fourth quarter of fiscal 2013, which utilized a 35.6% annual effective tax rate (as described below under Financial Disclosure Advisory) was $64.2 million, or an adjusted $0.60 per share. Total sales for the 13-week quarter ended March 1, 2014 were $515.8 million compared to $551.6 million in the 14-week period last fiscal year. Comparable store sales for the 13 weeks ended March 1, 2014 decreased 4.6% compared to the 13-weeks ended February 23, 2013. Adjusting for the shifted calendar in fiscal 2013, comparable store sales for the 13 weeks ended March 1, 2014 increased 0.6% over the 13-week period ended March 2, 2013.

Gross profit in the fourth quarter totaled $214.4 million compared to $255.0 million in the fourth quarter of fiscal 2013. As a percentage of sales, gross profit totaled 41.6% versus 46.2% last year, reflecting increased promotional activity during the period, coupled with a deleveraging of occupancy costs resulting from lower sales.

Fourth quarter selling, general and administrative expenses were $133.9 million, or 26.0% of sales, compared to $145.5 million, or 26.4% of sales a year ago.

EBITDA for the fourth quarter was $80.8 million compared to $109.8 million in the prior year. Fourth quarter operating income was $70.1 million compared to $100.4 million in the fourth quarter of fiscal 2013.

Balance Sheet and Cash Flow Highlights

As of March 1, 2014, the Company remained in strong financial condition with $126.7 million of cash and cash equivalents. Cash flow from operations was $159.2 million in fiscal 2014. Inventories at year end totaled $377.7 million, an increase of 6.1%, which was in line with management’s expectations. Capital expenditures totaled $80.3 million and were primarily used for new store openings, existing store improvements and infrastructure and technology development in support of ‘1 Pier 1’, including the implementation of the Company’s new point-of-sale system.

Cary H. Turner, Senior Executive Vice President and Chief Financial Officer, stated, “We are preparing for a year of significant growth in earnings and cash flow, fueled by the continued evolution of our ‘1 Pier 1’ strategy. The actions announced today further strengthen the Company’s capital structure and provide us with added flexibility to invest for future, profitable growth, while continuing to return value to our shareholders in the coming years. They are a reflection of the Company’s operating performance and ability to consistently generate strong cash flow from operations.”

Secured Term Loan B

The Company announced today that it has launched a transaction seeking commitments for a $200 million senior secured term loan B facility due in 2021. Bank of America Merrill Lynch and Wells Fargo Securities, LLC are serving as joint lead arrangers for the proposed transaction. The proceeds from the new term loan are intended to be used for general corporate purposes, including for working capital needs and capital expenditures, and share repurchases and dividends permitted under the debt agreement. The Company will give a presentation to potential investors on Monday, April 14, 2014, at The St. Regis New York in New York, New York at 10:00 a.m. Eastern Time.

Further details of the proposed transaction will be announced at closing, which is expected to occur during April 2014. There can be no assurances that the Company will be successful in completing the proposed transaction, which is subject to market conditions, negotiation and execution of definitive documents and satisfaction of customary closing conditions. This press release is not an offer to sell, or a solicitation of an offer to buy, any securities.

Secured Credit Facility

On April 9, 2014, the Company received the required consents to amend its $350 million secured revolving credit facility to allow senior secured term loan indebtedness. The amended facility preserves the existing $100 million accordion feature, which if the Company chose to utilize, would enable it to increase the line to as much as $450 million under certain circumstances. The facility is secured by Pier 1 Imports’ merchandise inventory and credit card receivables on a first priority basis and, following the incurrence of the new term loan indebtedness, will also be secured on a second lien basis by substantially all other assets. As of April 9, 2014, the Company had no borrowings under its revolving credit facility and $43.0 million in outstanding letters of credit.

Share Repurchase Program

The Company announced today that its Board of Directors has authorized a new $200 million common stock share repurchase program, effective upon completion of the Company’s current $200 million share repurchase program, which was authorized in October 2013.

Under the October 2013 $200 million program, approximately $5.8 million remains available for share repurchases.

During the fiscal year ended March 1, 2014, the Company repurchased a total of 9.8 million shares of its common stock for approximately $203.9 million. Subsequent to year-end, the Company repurchased an additional 4.8 million shares for approximately $90.3 million. Cumulatively during fiscal 2014 and subsequent to year-end, the Company repurchased a total of 14.6 million shares of its common stock, or 13.8% of its shares of common stock outstanding as of the start of fiscal 2014.

As of April 10, 2014, approximately 94.3 million shares of the Company’s common stock were outstanding.

Fiscal 2015 Financial Guidance

The Company has provided the following guidance for fiscal 2015:

  Comparable store sales growth in the mid single-digit range;
  Company comparable sales growth, which includes e-Commerce, in the high single digits;
  Selling, general and administrative expenses relatively flat as a percentage of sales compared to fiscal 2014;
  EBITDA growth in the range of 11% to 17%;
  Interest expense of approximately $11 million;
  Earnings per share in the range of $1.16 to $1.24, utilizing a fully diluted share count of 96 million shares, representing year-over-year growth of 15% to 23%.

Updated Three Year Growth Plan

The Company also announced that due to the challenging fourth quarter and lower than expected financial results in fiscal 2014, management is updating its Three Year Growth Plan. The Company now expects to achieve sales per retail per square foot of $225 and operating margins of approximately 11% to 11.5% by the end of fiscal 2016. This compares to previous expectations for sales per retail square foot of $225 and operating margins of 12% by the end of fiscal 2015. The Company remains on track to achieve e-Commerce sales representing at least 10% of total sales by the end of fiscal 2016.

Fourth Quarter and Fiscal Year Results Conference Call

The Company will host a conference call to discuss fiscal 2014 fourth quarter and fiscal year financial results at 10:00 a.m. Central Time today. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by dialing 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 4100558.

A replay will be available after 12:00 p.m. Central Time for a 24-hour period and the replay can be accessed by dialing 1-855-859-2056, or if international, 1-404-537-3406 using conference ID number 4100558.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). This press release references non-GAAP financial measures, including EBITDA, adjusted net income and adjusted earnings per share.

The Company believes that the non-GAAP financial measures included in this press release allow management and investors to understand and compare earnings per share results in a more consistent manner for the 13-week fourth quarter and 52-week fiscal year ended March 1, 2014 and the 14-week fourth quarter and 53-week fiscal year ended March 2, 2013. Adjusted net income and adjusted earnings per share should be considered supplemental and not a substitute for the Company’s net income and earnings per share results reported in accordance with GAAP for the periods presented. A reconciliation of GAAP to non-GAAP net income and earnings per share is shown below for the 14-week fourth quarter ended March 2, 2013 (in millions except per share amounts). There were no similar items warranting reconciliation during the 13-week period ended March 1, 2014.

14 Weeks Ended
March 2, 2013

Net Income (GAAP)	$61.7
Add back: Income Tax Provision (GAAP)	37.9
Adjusted Income Before Income Taxes (non-GAAP)	99.6
Less: Adjusted Income Tax Provision at 35.6% Annual Effective Tax Rate	35.4
Adjusted Net Income (non-GAAP)	$64.2

Diluted Earnings per Share (GAAP)	$0.58
Difference of Income Tax Provision at 35.6% Annual Effective Tax Rate	0.02
Adjusted Diluted Earnings per Share (non-GAAP)	$0.60

EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes EBITDA is a meaningful indicator of the Company’s performance that provides useful information to investors regarding its financial condition and results of operations. Management uses EBITDA, together with financial measures prepared in accordance with GAAP, to assess the Company’s operating performance, to enhance its understanding of core operating performance and to compare the Company’s operating performance to other retailers. This non-GAAP financial measure should not be considered in isolation or used as an alternative to GAAP financial measures and does not purport to be an alternative to net income as a measure of operating performance. A reconciliation of net income to EBITDA is shown below for the periods indicated (in millions).

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	March 1, 2014	March 2, 2013	March 1, 2014	March 2, 2013

Net Income (GAAP)	$42.6	$61.7	$107.5	$129.4
Add Back: Income Tax Provision	$27.3	$37.9	$67.1	$71.6
Interest Expense (Income), net	$0.5	$1.1	$1.9	$0.0
Depreciation and Amortization	$10.4	$9.1	$38.9	$31.0
EBITDA (non-GAAP)	$80.8	$109.8	$215.4	$232.0

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K, and other filings. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	13 Weeks Ended		14 Weeks Ended
	March 1,	% of	March 2,	% of
	2014	Sales	2013	Sales

Net sales	$515,786	100.0%	$551,625	100.0%

Cost of sales	301,350	58.4%	296,648	53.8%

Gross Profit	214,436	41.6%	254,977	46.2%

Selling, general and administrative expenses	133,894	26.0%	145,489	26.4%
Depreciation and amortization	10,412	2.0%	9,053	1.6%

Operating income	70,130	13.6%	100,435	18.2%

Nonoperating (income) and expenses:
Interest, investment income and other	(505)		(590)
Interest expense	726		1,372
	221	0.0%	782	0.1%

Income before income taxes	69,909	13.6%	99,653	18.1%
Income tax provision	27,317	5.3%	37,949	6.9%

Net income	$42,592	8.3%	$61,704	11.2%

Earnings per share:
Basic	$0.42		$0.59

Diluted	$0.41		$0.58

Dividends declared per share:	$0.06		$0.05

Average shares outstanding during period:
Basic	101,430		105,168

Diluted	103,024		107,066

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	52 Weeks Ended		53 Weeks Ended
	March 1,	% of	March 2,	% of
	2014	Sales	2013	Sales

Net sales	$1,771,743	100.0%	$1,704,885	100.0%

Cost of sales	1,026,180	57.9%	961,826	56.4%

Gross Profit	745,563	42.1%	743,059	43.6%

Selling, general and administrative expenses	531,190	30.0%	513,085	30.1%
Depreciation and amortization	38,873	2.2%	30,988	1.8%

Operating income	175,500	9.9%	198,986	11.7%

Nonoperating (income) and expenses:
Interest, investment income and other	(1,721)		(2,757)
Interest expense	2,572		743
	851	0.0%	(2,014)	-0.1%

Income before income taxes	174,649	9.9%	201,000	11.8%
Income tax provision	67,118	3.8%	71,556	4.2%

Net income	$107,531	6.1%	$129,444	7.6%

Earnings per share:
Basic	$1.03		$1.22

Diluted	$1.01		$1.20

Dividends declared per share:	$0.21		$0.17

Average shares outstanding during period:
Basic	104,121		106,222

Diluted	106,248		108,259

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	March 1,	March 2,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments of $121,446 and $191,568, respectively	$126,695	$231,556
Accounts receivable, net	24,614	22,309
Inventories	377,650	356,053
Prepaid expenses and other current assets	47,547	49,016
Total current assets	576,506	658,934

Properties, net	183,352	150,615
Other noncurrent assets	43,765	47,666
	$803,623	$857,215

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$84,238	$58,701
Gift cards and other deferred revenue	57,428	51,740
Accrued income taxes payable	14,025	25,249
Other accrued liabilities	110,278	112,437
Total current liabilities	265,969	248,127

Long-term debt	9,500	9,500
Other noncurrent liabilities	78,722	62,457

Shareholders’ equity:
Common stock, $0.001 par, 500,000,000 shares authorized, 125,232,000 issued	125	125
Paid-in capital	235,637	233,518
Retained earnings	660,040	574,206
Cumulative other comprehensive loss	(6,114)	(4,828)
Less -- 26,517,000 and 18,906,000 common shares in treasury, at cost, respectively	(440,256)	(265,890)
	449,432	537,131
	$803,623	$857,215

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended
	March 1,	March 2,
	2014	2013

Cash flow from operating activities:
Net income	$107,531	$129,444
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	45,803	38,431
Stock-based compensation expense	11,984	12,337
Deferred compensation	6,739	6,192
Deferred income taxes	13,907	19,928
Excess tax benefit from stock-based awards	(2,265)	(4,814)
Amortization of deferred gains	(3,180)	(6,917)
Change in reserve for uncertain tax positions	6,241	(6,252)
Other	(3,665)	(2,087)
Changes in cash from:
Inventories	(21,597)	(33,571)
Proprietary credit card receivables	(1,585)	(2,019)
Prepaid expenses and other assets	(6,697)	(31,620)
Accounts payable and accrued expenses	14,034	(5,516)
Accrued income taxes payable, net of payments	(8,018)	10,513
Net cash provided by operating activities	159,232	124,049

Cash flow from investing activities:
Capital expenditures	(80,306)	(80,363)
Proceeds from disposition of properties	12,593	217
Proceeds from sale of restricted investments	758	1,290
Purchase of restricted investments	(3,196)	(3,567)
Net cash used in investing activities	(70,151)	(82,423)

Cash flow from financing activities:
Cash dividends	(21,697)	(17,989)
Purchases of treasury stock	(192,284)	(100,000)
Proceeds from stock options exercised, stock purchase plan and other, net	18,923	15,237
Excess tax benefit from stock-based awards	2,265	4,814
Debt issuance costs	(1,149)	-
Net cash used in financing activities	(193,942)	(97,938)

Change in cash and cash equivalents	(104,861)	(56,312)

Cash and cash equivalents at beginning of period	231,556	287,868

Cash and cash equivalents at end of period	$126,695	$231,556

Supplemental non-cash financing activities:

The Company made total treasury share repurchases of $203,892 during fiscal 2014. Of this amount, $192,284 was settled in fiscal 2014 and $11,608 was settled in March fiscal 2015. Shares repurchased but settled subsequent to the end of the fiscal year are considered non-cash financing activities and are not included above.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400